Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Products Partners L.P. Announces Pricing of Public
Offering of Units
     Houston, Texas (Tuesday, September 22, 2009) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has priced a public offering of 7,250,000 common units representing limited partner interests. Enterprise Products has also granted the underwriters a 30-day option to purchase up to 1,087,500 additional common units to cover over-allotments, if any. Enterprise intends to use the net proceeds of approximately $200.6 million (including a net capital contribution of $4.0 million from its general partner to maintain a 2% general partner interest) to temporarily reduce borrowings outstanding under its multi-year revolving credit facility and for general partnership purposes. Enterprise expects to use some of the increased availability under the facility to finance capital expenditures and other growth projects.
     Morgan Stanley, Barclays Capital, Citi and Wells Fargo Securities are joint book-running managers for the offering, and BofA Merrill Lynch, JPMorgan, Raymond James and SMH Capital are co-managers. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the joint book-running managers as follows:
     Morgan Stanley & Co. Incorporated
     Attn: Prospectus Dept.
     180 Varick Street, 2nd floor,
     New York, NY, 10014
     Toll-free number: (866) 718-1649
     prospectus@morganstanley.com
     Barclays Capital Inc.
     c/o Broadridge Integrated Distribution Services
     1155 Long Island Avenue
     Edgewood, NY 11717
     Toll-free number: 1-888-603-5847
     Barclaysprospectus@broadridge.com

     Citigroup Global Markets Inc.
     Brooklyn Army Terminal
     Attention: Prospectus Dept.
     140 58th Street, 8th floor,
     Brooklyn, NY, 11220
     Toll-free number: (800) 831-9146
     batprospectusdept@citi.com
     Wells Fargo Securities, LLC
     Attention: Equity Syndicate Dept.
     375 Park Ave.
     New York, NY, 10152
     Toll-free number: (800) 326-5897
     equity.syndicate@wachovia.com
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing, and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation and offshore production platform; and petrochemical transportation and storage services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
     Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635
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